Exhibit 15.1

Acknowledgment of Ernst & Young LLP,
Independent Registered Public Accounting Firm

Stockholders and Board of Directors of
Armada Hoffler Properties, Inc.

We are aware of the incorporation by reference of our reports dated May 3, 2017, August 2, 2017 and November 1, 2017 relating to the unaudited condensed consolidated interim financial statements of Armada Hoffler Properties, Inc. that are included in its Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 in the following Registration Statements of Armada Hoffler Properties, Inc.:

•	333-188545 on Form S-8, dated May 10, 2013

•	333-204063 on Form S-3, dated May 11, 2015 and June 1, 2015 (Amendment No. 1)

•	333-214176 on Form S-3, dated October 19, 2016

•	333-216795 on Form S-3, dated March 17, 2017 and May 04, 2017 (Amendment No. 1)

•	333-218750 on Form S-8, dated June 15, 2017

/s/ Ernst & Young LLP

Tysons, Virginia
November 1, 2017